Confidential Settlement Agreement and Release

This Confidential Settlement Agreement and Release (this “Agreement”) is made and entered into on this _____ day of October, 2026 (the “Effective Date”), by and between Nano Dimension, Ltd. (“Nano” or the “Company”) and Murchinson Ltd., on behalf of itself and the funds it advises, including but not limited to EOM Management Ltd., BPY Limited, Nomis Bay Ltd., Boothbay Absolute Return Strategies, LP., and Boothbay Diversified Alpha Master Fund, LP (collectively, “Murchinson”). Nano and Murchinson are each a “Party” and together the “Parties.”

RECITALS

WHEREAS, Murchinson and Nano have been involved in a series of longstanding disputes, litigation proceedings, and shareholder contests concerning, among other matters, the governance, management, and strategic direction of Nano, resulting in substantial legal expenses, management distraction, and uncertainty for the Company and its shareholders;

WHEREAS, in connection with these disputes, Murchinson has pursued various legal proceedings and shareholder actions, including proceedings in which it obtained favorable judicial rulings, and has incurred substantial legal fees and other expenses in seeking to enforce what it maintains are its rights and interests as a shareholder of Nano;

WHEREAS, on August 17, 2026, Murchinson sent a letter to Nano demanding reimbursement for its legal fees and expenses incurred in connection with certain litigation matters and proxy fights (the “Demand Letter”);

WHEREAS, Nano disputes certain assertions and claims set forth in the Demand Letter, including the extent of any legal obligation to reimburse Murchinson for such expenses, but recognizes the substantial history of disputes between the parties and the potential costs, risks, and uncertainties associated with their continuation;

WHEREAS, the parties recognize that continued disputes, threatened litigation, and unresolved claims may impose additional financial burdens, consume valuable management and Board resources, create uncertainty regarding the Company's governance and operations, and interfere with Nano's ability to execute its strategic objectives;

WHEREAS, Nano is currently undertaking efforts to stabilize its operations, evaluate strategic alternatives, implement its business plan, and maximize long-term shareholder value, and the Board believes that resolving outstanding disputes with Murchinson will serve the Company's best interests by reducing uncertainty, avoiding further disruption, and enabling management and the Board to devote their attention and resources to the Company's future;

WHEREAS, in light of the foregoing, Nano and Murchinson desire to achieve a comprehensive, final, and mutually acceptable resolution of the claims and disputes described herein, without further litigation, expense, or disruption, and without any admission of liability or wrongdoing by either party; and

WHEREAS, the parties have therefore agreed to fully and finally settle and release the claims covered by this Agreement, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises, covenants, and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Payment. Subject to the terms set forth below and as a full and complete compromise, Nano agrees to pay to Murchinson the amount of Fourteen Million Seven Hundred Thousand Dollars ($14,700,000.00) (the “Fee”) as payment for the corporate benefit conferred by Murchinson through its engagement with the Company in the litigation and proxy matters described in the Demand Letter, and as consideration for the release of potential claims arising out of or relating to the assertions set forth in the Demand Letter as set forth in Section 2 of this Agreement. Payment of the Fee shall be made by wire transfer of immediately available funds to the account specified in Section 7 on or prior to the Fee Payment Deadline (as defined in Section 7).

1A. Expenses. Notwithstanding anything to the contrary in this Agreement, Nano shall consider in good faith, and shall not unreasonably withhold, any request by Murchinson for reimbursement of the reasonable fees and expenses incurred by Murchinson or any Murchinson Covered Persons after the Effective Date with respect to any action or proceeding arising out of or relating to Murchinson’s investment in or engagement with Nano.

“Murchinson Covered Persons” means Murchinson’s affiliates and advised funds, their respective current and former principals, officers, directors, employees, and agents.

2. Murchinson Release. Murchinson, on its own behalf and on behalf of its present affiliates, advised funds, officers, partners, employees, directors, members, agents, attorneys and representatives acting in such capacity, successors and assigns, to the fullest extent allowed by law, irrevocably and unconditionally releases, acquits, and forever discharges Nano, and its successors and assigns [and its directors and officers in office at the Effective Date, solely in such capacities] (the “Nano Releasees”) from, and waives as against each Nano Releasee, any and all claims, suits, judgments, orders, demands, losses, costs, damages (whether compensatory, punitive or otherwise), liabilities, causes of action, defenses, obligations of any kind, or other actions, whether in law, equity or otherwise, known or unknown, which exist as of the Effective Date, arising out of or in any way related to the Demand Letter or the litigation and proxy disputes described therein, including without limitation any claim for attorneys’ fees or expenses.

Nothing in this Section 2 releases (a) any right of Murchinson under this Agreement or any obligation of Nano under this Agreement; (b) any right to indemnification, advancement, contribution, or insurance coverage incurred on or after the Effective Date in connection with any action, arbitration, investigation, subpoena, or other proceeding, whether pending, threatened, or commenced on or after the Effective Date, arising out of or relating to Murchinson’s investment in or engagement with Nano or any of its current or former subsidiaries or affiliates; (c) any right as a Nano shareholder with respect to conduct on or after the Effective Date; (d) any derivative claim that Murchinson or any Murchinson Covered Person may have the right to assert on behalf of Nano against any current or former director, officer, employee, agent, or advisor of Nano, or any other third party, including without limitation any such claim preserved under Section 2(d) of the July Agreement, none of whom or which is released hereunder with respect to any such derivative claim (for the avoidance of doubt, nothing herein shall be deemed to affect any demand requirement or the power of the board of directors to accept or reject any such demand in accordance with applicable law); (e) any claim against any person who served as a Nano director or officer before December 1, 2025, or any current or former attorneys or advisors to Nano, or any of their affiliates (the “Excluded Parties”), none of whom is a Nano Releasee.

Notwithstanding the foregoing, in the event that Murchinson asserts any claim permitted under subsection (e) of the preceding paragraph, and the assertion of such claim requires Nano to advance, reimburse, or indemnify any current or former director, officer, employee, agent, or advisor of Nano for the reasonable fees and expenses incurred in defending against such claim, whether under applicable law, the company’s governing documents, or any agreement, Murchinson agrees to promptly reimburse Nano for all such advancement, reimbursement, or indemnity costs. Nano will keep Murchinson reasonably informed of any demand for advancement, reimbursement, or indemnification to which this provision may apply.

The releases and covenants set forth in this Section 2 shall become effective only upon Murchinson’s receipt of the Fee in full. If Nano fails to pay the Fee by the Fee Payment Deadline, Murchinson shall provide Nano with written notice of such non-payment (a “Payment Default Notice”). If Nano fails to pay the Fee in full within five (5) business days after receipt of the Payment Default Notice, the releases and covenants of Murchinson set forth in this Section 2 shall automatically terminate and be of no further force or effect, and Murchinson shall retain any portion of the Fee paid prior to such termination as a credit against its claims.

3. Nano Release. Nano, on behalf of itself and its affiliates, present and former directors and officers, partners, employees, members, agents and attorneys acting in such capacity, and its successors and assigns,, to the fullest extent allowed by law, irrevocably and unconditionally releases, acquits, and forever discharges Murchinson and each Murchinson Covered Person (the “Murchinson Releasees”) from, and waives as against each Murchinson Releasee any and all claims, suits, judgments, orders, demands, losses, costs, damages (whether compensatory, punitive or otherwise), liabilities, causes of action, defenses, obligations of any kind, or other actions, whether in law, equity or otherwise, known or unknown, which exist as of the Effective Date, arising out of or in any way related to the Demand Letter, and covenants not to sue, or voluntarily assist any claim against, any Murchinson Releasee on any released matter.

4. Compromise. The releases provided for herein are the result of a compromise and settlement and shall not for any purpose be considered or cited as an admission or acknowledgment of any fault or liability or of the truth of any allegations, claims or contentions of any Party against the other Parties hereto.

5. Confidentiality. The Parties agree and covenant that the amount covered by and the terms and existence of this Agreement, including without limitation, the Fee and all documents and communications exchanged during settlement negotiations leading up to this Agreement, shall be strictly confidential and not publicly disclosed or disclosed to any other third party except as may be required by applicable law or regulation, or as is reasonably necessary to be disclosed to the Parties’ accountants, auditors, insurers, financial and tax advisors and attorneys, and to investors in Murchinson’s advised funds subject to customary confidentiality obligations. This Section 5 does not restrict disclosure in any securities regulatory filing, including any Schedule 13D, in any court filing under a protective order or seal where available, or to enforce this Agreement. The Parties further agree that if they are required by legal process or otherwise to disclose confidential information, to the extent legally permissible, they will provide the other Party reasonable notice under the circumstances prior to the required disclosure so that the other Party may seek an appropriate protective order or other relief.

6. Authority. Each Party represents and warrants that (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such Party, including any required approval of its board of directors, audit committee, or other governing body; (c) this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms; and (d) the individual executing this Agreement on behalf of such Party has full authority to do so and to bind such Party to the terms hereof.

7. Wiring Instructions. Nano will remit the Fee by wire, on or before ten (10) business days after the Effective Date (“Fee Payment Deadline”), to:

Receiving Bank:

ABA:

Beneficiary:

Beneficiary Account
Number:

8. Injunctive Relief; Remedies. The Parties expressly acknowledge and agree that the confidentiality obligations set forth in Section 5 above are material inducements to each Party to enter into this Agreement. Furthermore, the Parties acknowledge and agree that the disclosure of information related to the terms or existence of this Agreement as prohibited by Section 5 would cause the Parties to suffer immediate, irreparable injury for which money damages would be an inadequate remedy, and that the Parties will be entitled to injunctive relief, as provided for under applicable law or equity, without being required to post any bond or other security, in the event of any such breach. Injunctive relief will not be deemed the exclusive remedy for any such breach but will be in addition to all other remedies available under applicable law or equity.

9. Integration. This Agreement contains the entire agreement of the Parties concerning the subject matter of this Agreement and supersedes any and all prior and contemporaneous written or oral representations, agreements, arrangements, or understandings among them concerning such subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, among the Parties relating to the subject matter of this Agreement that are not fully expressed herein. Nothing herein limits any other agreement between Nano and Murchinson or any Murchinson Covered Person, including any indemnification agreement. Without limiting the foregoing, and except as expressly provided in this Agreement, this Agreement does not modify, supersede, limit, or otherwise affect the Settlement Agreement dated July 17, 2026, which is filed as Exhibit 10.1 to Nano’s Current Report on Form 8-K dated July 21, 2026 (the “July Agreement”), including, without limitation, Section 2(d), Section 3 and Section 4(g) thereof.

10. Severability. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, then: (i) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (ii) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the ruling; (iii) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the Parties’ intent as manifested herein; and (iv) if the ruling and/or the controlling principle of law or equity leading to the ruling is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

11. Non-Disparagement. Non-Disparagement is a material term of this Agreement, without which the Parties would not enter into this Agreement. In consideration of the mutual covenants herein, none of the Parties shall criticize or make any negative or disparaging comments or statements—or encourage, solicit, or assist such criticism, comments, or statements by any third party—about or relating in any way to any other Party or its current directors, officers, or principals, whether orally, in writing, or otherwise, directly or by implication in communication with any person.

This Section 11 does not restrict truthful statements in any legal or regulatory proceeding; statements required by law or made in securities filings; communications with regulators; the exercise of Murchinson’s rights as a shareholder, including nominations, proxy solicitations, and related statements about Nano’s future conduct; or statements about any Excluded Party.

12. Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. The Parties agree that the exclusive jurisdiction for the resolution of any disputes arising from or relating to this Agreement shall be the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, representatives, successors, and assigns. Each Party irrevocably submits to the jurisdiction of such courts, waives any objection to venue or on grounds of forum non conveniens, and consents to service of process by overnight courier. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO

TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13. Modification and Amendment. This Agreement may not be waived, altered, amended, or repealed, in whole or in part, except upon written agreement executed by the Parties.

14. No Assignment or Transfer of Claims. Murchinson represents and warrants that: (i) it owns all claims described in the Demand Letter; (ii) no other person or entity has any interest in such claims, other than insurer subrogation rights; (iii) Murchinson has not sold, assigned, conveyed, or otherwise transferred any of the claims described in the Demand Letter; and (iv) it has the sole and exclusive right to settle and release the claims released under Section 2.

15. Costs of Negotiation. Each Party shall bear its own attorneys' fees, costs, and expenses incurred solely in connection with the negotiation, drafting, and execution of this Agreement.

16. Multiple Counterparts. This Agreement may be executed in counterparts, each of which may be executed and delivered via facsimile or PDF electronic delivery with the same validity as if it were an ink-signed document and each of which shall be effective and binding on the Parties as of the Effective Date. Each such counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one and the same Agreement.

17. Waiver of Unknown Claims. Notwithstanding the choice of law provisions in this Agreement, to the extent that California law is proposed to apply or is deemed to apply to the releases set forth in Section 2 and Section 3, the foregoing waiver is specifically intended by each Party to waive the benefits and protections of Section 1542 of the Civil Code of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

18. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, confers upon any other person any right, benefit, or remedy, or any right to rely upon any representation, warranty, covenant, acknowledgment, or characterization contained herein; provided, however, that each Nano Releasee and each Murchinson Releasee is an express third-party beneficiary of, and may enforce, the release and covenant applicable to it under Section 2 or Section 3, as the case may be. Without limiting the foregoing, no Excluded Party, and no person against whom any claim is preserved under Section 2(d) or Section 2(e), is a beneficiary of this Agreement or may invoke this Agreement, the payment of the Fee, or the characterization of the Fee in Section 1 as a release, discharge, satisfaction, credit, setoff, or reduction of, or defense to, any claim against it. The Parties intend that no portion of the Fee constitutes consideration for the release of any such person.

IN WITNESS WHEREOF, the undersigned parties do hereby execute this Agreement as of the Effective Date.

Confirmed and Agreed to:

__________________________

Nano Dimension, Ltd.

By:

Date: ____________________

____________________________

Murchinson Ltd.

By: _______________________

Date:______________________